Exhibit 2

                                                                 FILED #C1326-87
                                                                    APR 08, 2003
                                                                IN THE OFFICE OF
                                                                 /s/ Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE


                              CERTIFICATE OF CHANGE
                        IN NUMBER OF AUTHORIZED SHARES OF
                           COMMON AND PREFERRED STOCK

I, the undersigned, Albert Golusin, Secretary of Silverado Financial, Inc, a Nevada corporation, do hereby certify as follows:

That the Board of Directors of the said corporation, at a meeting duly convened and held effective as of the 3rd day of April, 2003, in accordance with N.R.S. ss. 78-207, adopted resolutions to decrease the number of authorized shares of the corporation's $0.001 par value common stock from 100,000,000 shares to 20,000,000 shares and correspondingly decreasing the number of issued and outstanding shares of such class held by each common stockholder of record as of the close of business on April 3rd, 2003 (the "Effective Date"). The following information relates to the reduction in number of authorized shares and the reverse stock split to be effected:

(a) and (b) The number of authorized shares and the par value of each class and series of shares before and after the change hereby effected:

                                     Before Change               After Change
                                     -------------               ------------
Common Stock, $0.001 Par Value        100,000,000                 20,000,000
Preferred Stock, $0.001 Par Value       5,000,000                  1,000,000

(c) and (d) The number of shares of common and preferred stock to be issued after the change in exchnage for each issued share of common and preferred stock prior to the change:

                                     Before Change            After Change
                                     -------------            ------------
Each Common share                              1      One-fifth of one share (1)
All outstanding Common shares:        54,173,936             10,834,787 (1)

                                     Before Change            After Change
                                     -------------            ------------
Each Preferred share                           1      One-fifth of one share (1)
All outstanding Preferred shares:             -0-                -0- (1)

(1) See Item (e) below

(e) The provisions for the issuance of fractional shares shall be as follows:
Fractional shares which would otherwise be held by any stockholder as a result of the reverse stock split shall each be rounded up to the next highest whole number of shares and therefore no fractional shares shall be issued as a result of the reverse stock split. The number above does not reflect the effect of this rounding.

(f) Approval of stockholders was not required.

(g) The Effective Date for the change shall be the close of business on April 3, 2003.
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Signed and Dated this 3rd day of April, 2003

By:                                     /s/ Lynn Marzonie
                                        (Official Seal of Lynn Marzonie)
                                        (Notary Public - Arizona)
/s/ Albert Golusin                      (Maricopa County)
--------------------                    (My Commission Expires April 26, 2003)
Albert Golusin, Secretary
Silverado Financial, Inc.